                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                            EXHIBIT 21--SUBSIDIAIRES

          COMPANY                                                   STATE       PERCENT OWNED
-----------------------------------                               ----------  -----------------
Gateway Pipeline Co.                                                Missouri               90%

  Gateway Energy Marketing                                          Texas                 100%
  Venture Resources, Inc.                                           Texas                 100%

Fort Cobb Oklahoma Irrigation
  Fuel Authority, L.L.C.                                            Oklahoma               99%

Shoreham Gathering Company                                          Nebraska               80%

Ozark Natural Gas Company                                           Missouri              100%